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                May 20, 2021

       Brian Shure
       Chief Financial Officer
       Lowell Farms Inc.
       19 Quail Run Circle, Suite B
       Salinas, CA 93907

                                                        Re: Lowell Farms Inc.
                                                            Registration
Statement on Form 10
                                                            Filed March 9, 2021
                                                            File No. 000-56254

       Dear Mr. Shure:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Life Sciences
       cc:                                              Kenneth G. Alberstadt,
Esq.